Exhibit 10.1
EXECUTION VERSION

$8.0 BILLION TERM LOAN AGREEMENT
Dated as of April 10, 2007
among
ANADARKO PETROLEUM CORPORATION,
as Borrower,
UBS AG, STAMFORD BRANCH,
as Administrative Agent,
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
and
CITICORP NORTH AMERICA, INC.,
as Co-Syndication Agents
and
THE LENDERS SIGNATORY HERETO

UBS Securities LLC	Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Co-Advisors and Joint-Lead Arrangers

UBS Securities LLC	Credit Suisse Securities (USA) LLC
Joint Bookrunning Managers

i

ii

Schedules and Exhibits:
Annex I (List of Commitments)
Schedule I (Pricing Schedule)
Schedule II (Significant Subsidiaries)
Exhibit A (Form of Note)
Exhibit B (Assignment and Assumption)

iii

     This Term Loan Agreement is made as of April 10, 2007 (the “Effective Date”), by and among ANADARKO PETROLEUM CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), UBS AG, STAMFORD BRANCH (“UBS”) as Administrative Agent (herein, together with its successors in such capacity, the “Administrative Agent”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“Credit Suisse”) and CITICORP NORTH AMERICA, INC. (“Citibank”), as co-syndication agents (herein, the “Co-Syndication Agents”), and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 9.04 (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”).
     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, and unless the context otherwise requires, the following terms shall have the meanings set out respectively after each:
     “Administrative Questionnaire” — an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” — as defined in Section 2.18.
     “Affiliate” — with respect to any Person, another Person that directly or indirectly (through one or more intermediaries) Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” — each of the Administrative Agent and the Co-Syndication Agents.
     “Agreement” — this Term Loan Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
     “Alternate Base Rate” — the greater of (i) the sum of the Federal Funds Effective Rate from time to time, plus one half percent (0.5%) and (ii) the prime commercial lending rate of UBS as published from time to time by UBS. The Alternate Base Rate is not intended to be the lowest rate of interest charged by UBS in connection with extensions of credit to debtors.
     “Alternate Base Rate Loans” — any Loan hereunder at all times when it bears interest at a rate based upon the Alternate Base Rate.
     “Applicable Percentage” — with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the percentage of the outstanding principal balance of the Loans of all Lenders represented by such Lender’s Loans.
     “Asset Sale” — any Disposition of property or series of related Dispositions of property that yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of

$2,000,000,000 and not voluntarily applied toward the prepayment of Loans pursuant to Section 2.07; provided that if, at any time the Net Cash Proceeds of all Dispositions not otherwise voluntarily applied toward the prepayment of the Loans shall aggregate more than $2,000,000,000 then all such Dispositions shall constitute “Asset Sales”; provided further that “Asset Sale” shall not include: (a) the Disposition of obsolete or worn out equipment in the ordinary course of business; (b) the Disposition of inventory in the ordinary course of business; (c) any Disposition by the Borrower or a Subsidiary of the Borrower of any or all of its assets to the Borrower or any wholly-owned Subsidiary of the Borrower (upon voluntary liquidation or otherwise); and (d) any Disposition of Capital Stock of a Subsidiary of the Borrower to the Borrower or to any wholly-owned Subsidiary.
     “Assignment and Assumption” — an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
     “Attributable Debt” — any particular sale and leaseback transaction under which the Borrower or any Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined (a) in the case of any such transaction involving a capital lease, the amount on such date capitalized thereunder, or (b) in the case of any other sale and leaseback transaction, the then present value of the minimum rental obligations under such sale and leaseback transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the respective rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate of ten percent (10%) per annum. The amount of any rental payment required to be made under any such sale and leaseback transaction not involving a capital lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges.
     “Audited Financial Statements” — as defined in Section 6.01(d).
     “Bankruptcy Laws” —Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction, as amended from time to time.
     “Borrowing Request” — a request by the Borrower for the borrowing of the Loans on the Effective Date in accordance with Section 2.03.
     “Business Day” — any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Stock” — any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Change of Control” — (a) the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as promulgated by the Commission) of 50% or more of the outstanding shares of voting stock of the Borrower, unless the Board of Directors of the Borrower shall have publicly announced its support for such acquisition or (b) a majority of the members of the Board of Directors of the Borrower on any date shall not have been (i) members of the Board of Directors of the Borrower on the date twelve (12) months prior to such date or (ii) approved by Persons who constitute at least a majority of the members of the Board of Directors of the Borrower as constituted on the date 12 months prior to such date.
     “Code” — the Internal Revenue Code of 1986, as amended from time to time.
     “Commission” — the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it, then the body performing such duties at such time.
     “Commitment” — with respect to each Lender, the commitment of such Lender to make Loans, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Annex I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Control” — the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Co-Syndication Agents” — as defined in the preamble hereof.
     “Default” — an event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Defaulting Lender” — any Lender that shall (a) fail to make a Loan required to be made by it hereunder or (b) state in writing that it will not make, or that it has disaffirmed or repudiated its obligation to make, any Loan required to be made by it hereunder.
     “DGCL” — the General Corporation Law of the State of Delaware as in effect on the Effective Date.
     “Disposition” — with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof that yields Net Cash Proceeds in excess of $5,000,000. The pledge of or granting of a security interest in particular property will not constitute a Disposition of such property until such time, if any, as such pledge or security interest is realized upon. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollars” or “$” — lawful money of the United States of America.
     “Domestic Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Effective Date” — as defined in the preamble.
     “ERISA” — the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” — any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” — (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4202 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar Lending Office” — initially, the office of a Lender designated as such in its Administrative Questionnaire, and thereafter such other office of such Lender, if any, of which such Lender shall have most recently notified the Administrative Agent and the Borrower in writing.
     “Eurodollar Loan” — any Loan hereunder at all times when it bears interest at a rate based upon the Eurodollar Rate.
     “Eurodollar Margin” — a rate per annum determined in accordance with the Pricing Schedule.

     “Eurodollar Rate” for any Interest Period with respect to a Eurodollar Loan, the rate reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Event of Default” — any of the events of default set forth in Article VII.
     “Excepted Indebtedness” – (a) commercial paper sold or issued by the Borrower or any Subsidiary of the Borrower, draws by the Borrower or any Subsidiary of the Borrower under uncommitted lines of credit (to finance general corporate purposes in the ordinary course of business) and Indebtedness under the Revolving Credit Agreement; provided that the aggregate amount of all Indebtedness under this clause (a) shall not exceed Two Billion Dollars ($2,000,000,000), (b) Indebtedness incurred to refinance Indebtedness with a scheduled maturity that occurs after the Effective Date but prior to the Maturity Date (“Maturing Indebtedness”); provided that, Indebtedness incurred up to 180 days after the scheduled maturity of Maturing Indebtedness shall be deemed to be Indebtedness incurred to finance such Maturing Indebtedness to the extent that such Maturing Indebtedness was paid with cash on hand, (c) any obligations existing as of the Effective Date in respect of the sale of net profits interests or other rights in respect of production proceeds from oil and gas properties and any further such obligations arising after the Effective Date resulting in additional Indebtedness under this clause (c) in an aggregate amount not to exceed $500,000,000, and (d) any Indebtedness of (i) the Borrower to any Subsidiary or (ii) any Subsidiary to the Borrower or any other Subsidiary.
     “Excess Commitment” — as defined in Section 9.13.
     “Exchange Act” — the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” — with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed in respect of amounts payable by the Borrower in respect of the Commitment or Loans of such Foreign Lender by the United States of America or by any other jurisdiction in which such Lender is organized, has its principal office or its applicable lending office on amounts payable to such Foreign Lender at the time such Foreign

Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(e).
     “Existing Term Loan Agreement” — means that certain $24.0 Billion 364-Day Term Loan Agreement dated as of August 10, 2006 among the Borrower, the Administrative Agent and each of the lenders that is a signatory thereto.
     “Federal Funds Effective Rate” — for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Foreign Lender” — any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” — generally accepted accounting principles in the United States of America, as in effect from time to time.
     “Governmental Authority” — the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Indebtedness” — any indebtedness which (a) is for money borrowed, (b) represents the deferred purchase price of property or assets purchased, except trade accounts payable in the ordinary course of business, (c) is in respect of a capitalized lease, an advance payment or production payment (other than in respect of advance payments or production payments received in the ordinary course of business for hydrocarbons which must be delivered within 18 months after the date of such payment) or (d) is in respect of a guarantee of any of the foregoing obligations of another Person.
     “Indemnitee” — has the meaning specified in Section 9.03(b).
     “Indemnified Taxes” — Taxes other than Excluded Taxes.
     “Index Debt” — as defined in the Pricing Schedule.
     “Information” — as defined in Section 9.12.

     “Interest Election Request” — as defined in Section 2.10(c).
     “Interest Payment Date” — (a) as to any Alternate Base Rate Loan, the end of any calendar quarter with respect thereto and the Maturity Date and (b) as to any Eurodollar Loan, the last day of the Interest Period with respect thereto, and, for Interest Periods longer than 3 months, each date which is 3 months, or a whole multiple thereof, from the first day of such Interest Period.
     “Interest Period” — with respect to any Eurodollar Loan (i) initially, the period commencing on the Effective Date, and ending 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 months thereafter, as selected by the Borrower in its Borrowing Request, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending 1, 2, 3, 6 or, to the extent funds are available, as determined by the Administrative Agent, 9 months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
     “Lender” — as defined in the preamble hereof.
     “Loan” —a loan made by a Lender to the Borrower pursuant to this Agreement.
     “Loan Document(s)” — this Agreement, any Notes and each and every other agreement executed in connection with this Agreement.
     “Majority Lenders” — at any time, Lenders holding greater than 50% of the then aggregate outstanding principal amount of the Loans or, if no Loans are then outstanding, the Lenders having greater than 50% of the Commitments.
     “Material Adverse Change” — any change occurring since December 31, 2006, in the consolidated financial position or results of operations of the Borrower and the Subsidiaries taken as a whole that has had or could reasonably be expected to have the effect of preventing the Borrower from carrying on its business or from meeting its current and anticipated obligations on a timely basis; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (a) adversely affects the oil and gas exploration and development or gas processing and transportation or hydrocarbon marketing industries generally, including changes in commodity prices or markets, general market prices and legal or regulatory changes (and in each case does not disproportionately affect Anadarko and its subsidiaries considered as a single enterprise as compared to similarly situated persons), (b) arises out of general economic or industry conditions (and in each case does not disproportionately affect Anadarko and its subsidiaries considered as a single enterprise as compared to similarly situated persons), or (c) arises out of any change in generally accepted accounting principles (which does not disproportionately affect Anadarko and its subsidiaries considered as a single enterprise as compared to similarly situated persons) shall not be considered in determining whether a Material Adverse Change has occurred.
     “Maturity Date” — March 31, 2008.
     “Moody’s” — Moody’s Investors Service, Inc.
     “Multiemployer Plan” — a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
     “Net Cash Proceeds” — (a) in connection with any issuance, sale, private placement or incurrence of any Indebtedness or any Capital Stock of the Borrower or any of its Subsidiaries (to the extent such issuance of Capital Stock of a Subsidiary does not constitute an Asset Sale), the cash proceeds of such issuance, sale, private placement or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance, sale, private placement or incurrence; and (b) in connection with any Asset Sale or Recovery Event, the cash proceeds thereof (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise), net of the sum of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event and other fees and charges actually incurred in connection therewith, and (ii) estimated taxes payable by the Borrower and/or the relevant Subsidiary in connection with such Asset Sale or Recovery Event or any other Asset Sale or Recovery Event after the Effective Date so long as the aggregate amount of estimated taxes at any time deducted in determining Net Cash Proceeds shall not exceed the estimated taxes attributable to all Asset Sales and Recovery Events after the Effective Date; provided, however, that, in the case of a Recovery Event under clause (b), if (x) the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180 day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided further that if on or prior to the end of such 180 day period (x) the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent setting forth that the Borrower has entered into a binding commitment with a non-Affiliate to reinvest such Net Cash Proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within an additional 180 days and (y) no Default or Event of Default shall have occurred and be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such additional 180 day period, at which time such proceeds shall be deemed to be Net Cash Proceeds.

     “Note” — any promissory note of the Borrower payable to the order of a Lender in substantially the form attached hereto as Exhibit A.
     “Notice of Default” — as defined in Section 8.08.
     “Other Taxes” — any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, other than income, franchise and similar taxes and Excluded Taxes.
     “Participant” — as defined in Section 9.04(c)(i).
     “Plan” — any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
     “Person” — any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Pricing Schedule” — the schedule attached hereto as Schedule I and identified as such.
     “Principal Property” — as defined in the Public Indenture.
     “Projections” — The annual forecasts and projections of the Borrower and its Subsidiaries on a consolidated basis through 2009 provided by the Borrower to S&P, Moody’s and the Agents on behalf of the Lenders in connection with the Loans.
     “Publicly Available Information” — the Borrower’s publicly available information as filed with the United States Securities & Exchange Commission.
     “Public Indenture” — the Indenture, dated as of September 19, 2006, between the Borrower and The Bank of New York Trust Company, N.A., as Trustee.
     “Recovery Event” — any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries which yields Net Cash Proceeds in excess of $100,000,000.
     “Register” — as defined in Section 9.04(b)(iv).
     “Related Parties” — with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, advisors and agents of such Person and such Person’s Affiliates.

     “Responsible Officer” — the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Revolving Credit Agreement” – that certain US$750,000,000 Revolving Credit Agreement dated as of September 1, 2004, among the Borrower, as US borrower and guarantor, Anadarko Canada Corporation, as Canadian borrower, the agents named therein and the lenders party thereto, as in effect from time to time. For the sake of clarity, the Revolving Credit Agreement may be replaced, modified or amended from time to time and the amount of such facility may be increased within the $2,000,000,000 limit in the definition of Excepted Indebtedness, in each case without the consent of all or any portion of the Agents and the Lenders.
     “S&P” — Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.
     “Significant Subsidiary” — any Subsidiary of the Borrower that would constitute a “significant subsidiary” (as defined in Regulation S-X of the Commission under the Exchange Act). As of the Effective Date, the Significant Subsidiaries are as set forth on Schedule II. The Significant Subsidiaries shall change from time to time to reflect the then “significant subsidiaries” (as defined in such Regulation S-X) at such time.
     “Subsidiary” — with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, reference in this Agreement to a “Subsidiary” or the “Subsidiaries” refers to a Subsidiary or the Subsidiaries of the Borrower.
     “Taxes” — any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings and interest or penalties in respect thereof imposed by any Governmental Authority.
     “Transactions” — the execution, delivery, and performance by the Borrower of this Agreement, the borrowing of the Loans and the use of the proceeds thereof.
     “Type” — as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.
     “US” or “United States” — the United States of America, its fifty states, and the District of Columbia.

     “USA Patriot Act ” — as defined in Section 9.14.
     Section 1.02 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.
     Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in each case in accordance with GAAP as in effect from time to time.
     Section 1.04 Interpretation. The word “including” (and with correlative meaning “include”) means including, without limitation, the generality of any description preceding such term.
ARTICLE II
AMOUNT AND TERMS OF LOANS
     Section  2.01 Loans.
          (a) Subject to the terms and conditions of this Agreement, on the Effective Date, each Lender severally agrees to make a Loan to the Borrower in an amount not to exceed its Commitment. The Commitments are not revolving; and amounts repaid may not be reborrowed.
          (b) The failure of any Lender to make its Loan shall not relieve any other Lender of its obligation hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Loan as required.
          (c) Subject to Section 2.17, the Loans may be (i) Eurodollar Loans or (ii) Alternate Base Rate Loans as determined by the Borrower. Eurodollar Loans shall be made and maintained by each Lender at either its Eurodollar Lending Office or its Domestic Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 2.14.
     Section 2.02 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Loan on the Maturity Date, or such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to Article VII.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form attached hereto as Exhibit A. Thereafter, the Loans evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 9.04), be represented by one or more Notes in such form payable to the order of the payee named therein.
          (f) Each Lender is authorized to and shall endorse the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower to repay the unpaid principal amount of the Loans made to the Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by the Borrower. Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.
     Section 2.03 Procedure for Borrowings. Not later than 11:00 a.m., Houston, Texas time, three Business Days prior to the Effective Date, the Borrower shall deliver to the Administrative Agent a borrowing request (a “Borrowing Request”), signed by the Borrower. The Borrowing Request shall specify the following information:
               (i) the aggregate amount of the requested Loans to be made on the Effective Date;
               (ii) the Effective Date for such Loans, which shall be a Business Day;
               (iii) whether any portion of such Loans is to be an Alternate Base Rate Loan or a Eurodollar Loan;
               (iv) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

               (v) the location and number of the Borrower’s account to which funds are to be disbursed.
     If no election as to the Type or Interest Period is made, then the Borrower shall be deemed to have selected a Eurodollar Loan with an Interest Period having one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made in connection therewith.
     The Administrative Agent shall notify each Lender of the amount of the Loans to be made on the Effective Date no later than 1:00 p.m., Houston, Texas time on the date of receipt of the Borrowing Request.
     Each Lender will make the amount of its pro rata share of each Loan available to the Administrative Agent for the account of the Borrower in accordance with Section 2.12. The proceeds of the Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.12.
     Section 2.04 Reserved.
     Section 2.05 Reserved.
     Section 2.06 Termination of Commitments. The Commitments shall terminate at 3:00 p.m. New York time on the Effective Date.
     Section 2.07 Optional Prepayments.
          (a) The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans, in whole or in part, upon at least two (2) Business Days’ prior notice to the Administrative Agent, specifying the date and amount of prepayment. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.22. The Loans shall also be subject to prepayment as provided in Section 2.08 and Section 9.13.
          (b) Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of $10,000,000 or any whole multiple of $5,000,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 2.22.
     Section 2.08 Mandatory Prepayments.
          (a) If the Borrower or any of its Subsidiaries shall issue or sell any Capital Stock (other than Capital Stock issued to (i) directors, officers or employees pursuant to a stock-option or compensation plan or (ii) the Borrower or a Subsidiary of the Borrower) or issue, sell or incur any Indebtedness (other than Excepted Indebtedness), then no later than the earlier of (x) the next Interest Payment Date and (y) 30 days after the issuance or sale of such Capital Stock or the issuance, sale or incurrence of such Indebtedness, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied toward the prepayment of the Loans.
          (b) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then as soon as practicable and in any event no later than the earlier of (x)

          the next Interest Payment Date and (y) 30 days after the receipt by the Borrower or the relevant Subsidiary of the Net Cash Proceeds from such Asset Sale or Recovery Event, such amount shall be applied toward the prepayment of the Loans.
          (c) The application of any prepayment pursuant to Section 2.08 shall be made, first, to Alternate Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.08 (except in the case of Alternate Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment and any amounts payable pursuant to Section 2.22 on the amount prepaid.
          (d) All prepayments of Loans pursuant to this Section 2.08 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 2.22.
     Section 2.09 Reserved.
     Section 2.10 Interest.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Eurodollar Margin for such day. Each Alternate Base Rate Loan shall bear interest on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate. Any overdue principal of any Loan shall, without limiting the rights of any Lender under Article VII, bear interest at a rate per annum which is two percent (2%) above the rate which would otherwise be applicable to such Loan pursuant to whichever of the two preceding sentences shall apply until paid in full (as well after as before judgment). Overdue interest and other amounts payable hereunder (other than in respect of principal) shall bear interest at a fluctuating rate per annum which is two percent (2%) above the rate which would be applicable to Alternate Base Rate Loans. Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.
          (b) Each Loan initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Loan to a different Type or to continue such Loan for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section 2.10. The Borrower may elect different options with respect to different portions of the affected Loan or Loans, in which case each such portion shall be allocated ratably among the Lenders holding the Loans, and the Loans comprising each such portion shall then and thereafter be considered a separate Loan.

          (c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by no later than 2:00 p.m. New York City time (i) in the case of a Eurodollar Loan being continued or converted, on the third (3rd) Business Day prior to the first day of the proposed Interest Period and (ii) in the case of an Alternate Base Rate Loan, on the Business Day of such proposed continuation or conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (d) Each telephonic and written Interest Election Request shall identify the Borrower and specify the following information in compliance with Section 2.03:
               (i) the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Loan);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Loan is to be an Alternate Base Rate Loan or a Eurodollar Loan; and
               (iv) if the resulting Loan is a Eurodollar Loan, whether such Loan is to be comprised of Eurodollar Loans, and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
          (e) If any such Interest Election Request requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (f) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Loan.
          (g) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be continued as a Eurodollar Loan with an Interest Period having one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Loan may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

     Section 2.11 Computation of Interest.
          (a) Interest on Alternate Base Rate Loans shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternative Base Rate.
          (b) The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate or fee pursuant to Section 2.11(a).
     Section 2.12 Funding of Loans.
          (a) Each Lender shall make the Loan to be made by it hereunder by wire transfer of immediately available funds by 11:30 a.m., New York City time, on the Effective Date to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent its Loan to be made in connection therewith, the Administrative Agent may assume that such Lender has made such Loan available on such date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan in connection therewith, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making the proceeds of such Lender’s Loan available to the Borrower and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.
     Section 2.13 Pro Rata Treatment and Payments.
          (a) Each Loan and each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and any reduction of the Commitments of the Lenders shall be made pro rata according to each Lender’s Applicable Percentage, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.14, Section 2.15, Section 2.16, Section 2.22, Section 9.03 or

          Section 9.13 shall be made for the account of such Lender, and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied, first for the account of the Lenders other than the Defaulting Lender, pro rata according to the Applicable Percentage of such non-defaulting Lenders, until the principal of and interest on the Loans of such non-defaulting Lenders shall have been paid in full and, second for the account of such Defaulting Lender, provided that the failure to so pay such Defaulting Lenders shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of Section 2.10(a), if, had such payments been applied without regard to this clause (ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue. All payments (including prepayments) to be made by the Borrower whether on account of principal, interest fees or otherwise shall be made in Dollars and in immediately available funds without setoff or counterclaim at or before 12:00 noon, New York City time on the day when due and shall be made to the Administrative Agent on behalf of the Lenders to the account of the Administrative Agent as notified to the Borrower from time to time at least five (5) Business Days before any change in such account. On the date of this Agreement, the account for payments of the Administrative Agent is 860050-524. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.
          (b) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the two preceding sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (c) Except as provided in Section 2.14, Section 2.15, Section 2.16, Section 2.22, Section 9.03, Section 9.13, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of a Loan made by such Lender and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any Loan made by such Lender to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(b) or Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.14 Increased Cost of Loans.
          (a) If any change in any applicable law, treaty or governmental regulation after the date of this Agreement, or in the interpretation or application thereof after the date of this Agreement, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued after the date of this Agreement, which:
               (i) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
               (ii) does or shall impose on such Lender or the London interbank market any other condition affecting this Agreement, any Note or the Eurodollar Loans;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining any Eurodollar Loan or to reduce any amount received or receivable by such Lender hereunder or under any Note (whether of principal, interest, or otherwise), then, in any such case, the Borrower shall pay such Lender, upon written demand being made to the Borrower by such Lender, such additional amount or amounts which will compensate such Lender for such amounts as such Lender reasonably deems to be material with respect to this Agreement, the Notes or the Loans hereunder, provided, however, that if all or any such additional cost would not have been payable, or such reduction would not have occurred, but for such Lender’s decision to designate a new Eurodollar Lending Office or Domestic Lending Office or refusal to change to another Eurodollar Lending Office or Domestic Lending Office as provided below, the Borrower shall have no obligation under this Section 2.14 to compensate such Lender for such amount. Each Lender shall also give written notice to the Borrower and the Administrative Agent of any event occurring after the date of this Agreement which would entitle such Lender to compensation pursuant to this Section 2.14 as promptly as practicable after it obtains knowledge thereof and, upon the request of the Borrower, such Lender will designate a different Eurodollar Lending Office or a Domestic Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Notwithstanding the foregoing, in the event that any Lender shall demand payment pursuant to this Section 2.14, the Borrower may, upon at least two (2) Business Days’ notice to the Administrative Agent and such Lender, convert in whole (but not in part) the Eurodollar Loans of such Lender into Alternate Base Rate Loans, in the case of Eurodollar Loans made to the Borrower, without regard to the requirements of Section 2.10.
          (b) If any Lender shall have reasonably determined that the adoption after the date of this Agreement of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof after the date of this Agreement or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made or issued after the date of this Agreement, does or shall have the effect of reducing the rate of return on such Lender’s capital, or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender, or such Lender’s holding company, could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction from and after such date the Borrower receives the request; provided, however, that the foregoing shall not apply to any capital adequacy requirement imposed solely by reason of any business combination effected after the date hereof.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company (describing in reasonable detail the basis for such demand), as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower (with a copy to the Administrative Agent) together with any demand pursuant to such paragraphs and shall be prima facie evidence of the amount of such payment. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.15 Illegality. Notwithstanding anything herein contained, if any Lender shall make a good faith determination that a change in any applicable law or regulation after the date of this Agreement or in the interpretation thereof after the date of this Agreement by any authority charged with the administration thereof shall make it unlawful for such Lender to give effect to its obligations to make, convert, continue or maintain its Eurodollar Loans under this Agreement, the obligation of such Lender to make, convert, continue or maintain Eurodollar Loans hereunder shall be suspended for the duration of such illegality. Such Lender, by written notice to the Administrative Agent and to the Borrower, shall declare that such Lender’s obligation to make, convert, continue and/or maintain Eurodollar Loans shall be suspended, and the Borrower, on the last day of the then current Interest Period applicable to such Eurodollar Loans or portion thereof or, if such Lender so requests, on such earlier date as may be required by relevant law, shall convert such Eurodollar Loans or portion thereof into Alternate Base Rate Loans without regard to the requirements of Section 2.10. If and when such illegality ceases to exist, such suspension shall cease and such Lender shall notify the Borrower and the Administrative Agent and any Loans previously converted from Eurodollar Loans to Alternate Base Rate Loans pursuant to this Section 2.15 may be converted into Eurodollar Loans.
     Section 2.16 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower under each Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 2.16), the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the Borrower shall make such deductions or withholding, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower under each Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower (including, without limitation, Form W-8BEN or Form W-8ECI, as applicable) as will permit such payments to be made without withholding or at a reduced rate.
          (f) For any period during which a Foreign Lender has failed to provide the Borrower with the appropriate documentation as required by Section 2.16(e), the Borrower shall not be obligated to pay, and such Foreign Lender shall not be entitled to secure additional amounts under this Section 2.16 with respect to Indemnified Taxes imposed by a Governmental Authority to the extent that such additional amounts would not have arisen but for such failure of such Foreign Lender.
          (g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes (or any other taxes owed by the Administrative Agent or a Lender under this Agreement and indemnified by the Borrower or paid by the Borrower on behalf of a Lender) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes (or any other taxes owed by the Administrative Agent or a Lender under this Agreement and indemnified by the Borrower or paid by the Borrower on behalf of a Lender) giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to forthwith repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.16 shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     Section 2.17 Substitute Loan Basis. In the event that prior to the commencement of any Interest Period for any Eurodollar Loan the Majority Lenders shall reasonably determine (which determination shall be final and conclusive and binding upon the Borrower) that (a) by reason of changes affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the Eurodollar Rate for such requested Interest Period, or (b) the Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period then, and in any such event, the Administrative Agent shall forthwith give notice to the Borrower and (i) any Loans that were to have been made or continued on the first day of such Interest Period as Eurodollar Loans shall be made or converted into Alternate Base Rate Loans on the date upon which such Loans were to have been made or continued, and (ii) any outstanding Eurodollar Loans shall be converted, on the last day of the Interest Period applicable thereto, into Alternate Base Rate Loans. The Administrative Agent shall give written notice to the Borrower of any event occurring after the giving of such notice which permits an adequate and fair means of ascertaining the Eurodollar Rate and until such notice by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to continue as Eurodollar Loans.
     Section 2.18 Certain Prepayments or Continuations. If the Eurodollar Loans of any Lender are converted into Alternate Base Rate Loans pursuant to Section 2.14 or Section 2.15 (such Eurodollar Loans being herein called “Affected Loans”), unless and until such Lender gives written notice that the circumstances which gave rise to such conversion no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) all Loans which would otherwise be made or converted by such Lender into Affected Loans shall be made instead as, or converted into Alternate Base Rate Loans (on which interest and principal shall be payable simultaneously with the related Affected Loans of the other Lenders).
     Section 2.19 Certain Notices. Notices by the Borrower under each of Section 2.03, Section 2.06, Section 2.07, Section 2.10, Section 2.14 and Section 2.17, and under the definition of “Interest Period” in Section 1.01 (a) shall be given in writing, by telecopy or by telephone (confirmed promptly in writing), and (b) shall be effective only if received by the Administrative Agent and, in the case of Section 2.14, the Lender involved, not later than 10:30 A.M. (New York City time) on the day specified in the respective Section or definition as the latest day such notice may be given. Notices by the Borrower under each of Section 2.03, Section 2.06, Section 2.07, Section 2.10, Section 2.14 and Section 2.17 shall be irrevocable.
     Section 2.20 Reserved.
     Section 2.21 Minimum Amounts of Eurodollar Loans. All Loans and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Loan shall be equal to either (x) $10,000,000 or a whole multiple of $5,000,000 in excess thereof or (y) the aggregate principal amount of Loans not comprised of Eurodollar Loans.
     Section 2.22 Break Funding Payments. In the event of the payment of any principal amount of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), the continuation of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.22 shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary contained herein no Lender shall be entitled to receive any amount or amounts pursuant to this Section if such amount or amounts are attributable solely to the merger or other consolidation of such Lender with another Lender.
     Section 2.23 Break Funding Under Existing Term Loan Agreement. Each Lender under the Existing Term Loan Agreement hereby waives any right to receive any amount pursuant to Section 2.22 of the Existing Term Loan Agreement in connection with the repayment of eurodollar loans thereunder on the Effective Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.01 Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Lenders that:
          (a) The Borrower (i) has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, and (ii) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would constitute a Material Adverse Change.
          (b) This Agreement and all other Loan Documents to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower, and each of this Agreement, the Notes and the other Loan Documents to which it is a party constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its respective terms, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability. The Notes have been duly authorized by the Borrower and, when executed, issued and delivered pursuant hereto for value received, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms, except as (i) may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower which purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or any of the Notes.
          (c) The execution, delivery and performance of this Agreement by the Borrower and the execution, issuance, delivery and performance by the Borrower of the Notes will not violate or conflict with (A) the restated certificate of incorporation or bylaws of the Borrower, or (B) any indenture (including the Public Indenture), loan agreement or other similar agreement or instrument binding on the Borrower.
          (d) To the knowledge of the Borrower, on the Effective Date there are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower before any Governmental Authority as to which, in the opinion of the Borrower, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Change.
          (e) The consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, audited by KPMG LLP, present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with GAAP applied on a consistent basis.
          (f) Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          (g) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be a Material Adverse Change.
          (h) Neither the Publicly Available Information nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agents or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Borrower makes no representation or warranty concerning the statements, estimates and projections contained in the Projections with respect to the anticipated future performance of the Borrower, except that such statements, estimates and projections were made in good faith by the Borrower’s management, on the basis of assumptions believed by the Borrower’s management to be reasonable at the time and such statements, estimates and projections and the assumptions on which they are based may or may not prove to be correct.
          (i) The Borrower’s “significant subsidiaries” (as defined in Regulation S-X of the Commission under the Securities and Exchange Act of 1934) as of the Effective Date are listed on Part A of Schedule II hereto.
          (j) The Borrower has filed all United States Federal income tax returns and all other material tax returns and reports required to be filed (or obtained extensions with respect thereto) and has paid all taxes required to have been paid by it, except (i) taxes the validity of which are being contested in good faith by appropriate proceedings, and with respect to which the Borrower, to the extent required by GAAP, has set aside on its books adequate reserves or (ii) to the extent the failure to do so (individually or in the aggregate) would not reasonably be expected to result in a Material Adverse Change.
          (k) No Event of Default has occurred and is continuing.
          (l) The making of the Loans does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, except such as have been obtained or made and are in full force and effect.
ARTICLE IV
AFFIRMATIVE COVENANTS
     Until all the principal of and interest on each Loan and all other amounts then due and payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
     Section 4.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
          (a) Within fifteen (15) days after the Borrower is required to file the same with the Commission, copies of the annual reports of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Borrower is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 4.01(a) if it shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.anadarko.com) and complied with Section 4.01(e) in respect thereof; provided further, however, that if any Lender is unable to access EDGAR or the Borrower’s home page on the worldwide web, the Borrower agrees to provide such Lender with paper copies of the information required to be furnished pursuant to this Section 4.01(a) promptly following notice from the Administrative Agent that such Lender has requested same.
          (b) Within sixty (60) days after the close of each of the first three quarters of each fiscal year of the Borrower, a statement by a Responsible Officer of the Borrower stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (c) Within one hundred twenty (120) days after the close of each fiscal year of the Borrower a statement by a Responsible Officer of the Borrower stating whether to the knowledge of the Borrower an event has occurred during such period and is continuing which constitutes an Event of Default or a Default, and, if so, stating the facts with respect thereto.
          (d) Such other information respecting the financial condition or operations of the Borrower and the Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
          (e) Information required to be delivered pursuant to Section 4.01(a) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on “EDGAR” or the Borrower’s website or another website identified in such notice and accessible by the Administrative Agent without charge (and the Borrower hereby agrees to provide such notice).
     Section 4.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Event of Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that is reasonably likely to be adversely determined and, if so adversely determined, could reasonably be expected to result in a Material Adverse Change; and
          (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change.
Each notice delivered under this Section 4.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken with respect thereto.

     Section 4.03 Compliance with Laws . The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     Section 4.04 Use of Proceeds. The proceeds of the Loans shall be used to refinance Debt under the Existing Term Loan Agreement and to provide funding for general corporate purposes of the Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System.
     Section 4.05 Compliance with Indenture. The Borrower will comply with the provisions of Sections 1004 and 1005 of the Public Indenture (a true and complete copy of which the Borrower hereby represents has been furnished to the Administrative Agent), which provisions, together with related definitions, are hereby incorporated herein by reference for the benefit of the Lenders and shall continue in effect for purposes of this Section 4.05, regardless of termination, or any amendment or waiver of, or any consent to any deviation from or other modification of, the Public Indenture; provided, however, that, for purposes of this Section 4.05, (a) references in the Public Indenture to “the Securities” shall be deemed to refer to the respective obligations of the Borrower to pay the principal of and interest on the Notes, (b) references in the Public Indenture to “the Trustee” shall be deemed to refer to the Administrative Agent, (c) references in the Public Indenture to "this Indenture” shall be deemed to refer to this Agreement, and (d) references in the Public Indenture to “supplemental indentures” shall be deemed to refer to amendments or supplements to this Agreement.
     Section 4.06 Insurance. The Borrower will at all times maintain, and will cause its Subsidiaries to maintain, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) consistent with that carried by companies engaged in the same or similar business and similarly situated; provided, that the Borrower shall not be required to maintain insurance against risks or in amounts no longer economically available, on a de novo or renewal basis, as applicable, to the Borrower and other companies engaged in the same or similar business and similarly situated.
ARTICLE V
NEGATIVE COVENANTS
     Until the principal of and interest on each Loan and all other amounts then due and payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
     Section 5.01 Limitation on Certain Secured Indebtedness. The Borrower will not incur, issue, assume or guarantee any Indebtedness secured by a mortgage on oil, gas, coal or other minerals in place, or on related leasehold or other property interests, which is incurred for any reason if the aggregate amount of all such Indebtedness exceeds 10% of Consolidated Net Tangible Assets (as defined in the Public Indenture).

     Section 5.02 Limitations on Sales and Leasebacks. The Borrower will not itself, and will not permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Borrower or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Borrower or a Subsidiary for a period, including renewals, in excess of three years, of any Principal Property which has been or is to be sold or transferred more than one hundred eighty (180) days after the completion of construction and commencement of full operation thereof, by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless either:
          (a) the Borrower or such Subsidiary could create Indebtedness secured pursuant to Section 1005 of the Public Indenture on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to the lease resulting from such sale and leaseback transaction without equally and ratably securing the Securities (as defined in the Public Indenture); or
          (b) the Borrower within one hundred eighty (180) days after the sale or transfer shall have been made by the Borrower or by a Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the net amount (after deducting applicable reserves) at which such Principal Property is carried on the books of the Borrower or such Subsidiary at the time of entering into such arrangement, to the retirement of Indebtedness of the Borrower.
     For purposes of this Section 5.02, neither Anadarko Tower nor the Timberloch Building, each in The Woodlands, Texas, shall be a Principal Property.
     Section 5.03 Fundamental Changes. The Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless:
          (a) (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or
               (ii) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall have unsecured non-credit enhanced publicly held indebtedness rated “investment grade” by S&P or Moody’s, and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and

          (b) immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.
ARTICLE VI
CONDITIONS OF LENDING
     Section 6.01 Conditions Precedent to this Agreement. The obligation of each Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) An appropriate Note is issued payable to the order of such Lender, if requested.
          (b) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (c) The Administrative Agent (or its counsel) shall have received a certificate of a Responsible Officer of the Borrower to the effect that (i) prior to and after the making of the Loans, the representations and warranties contained in Section 3.01 are true and accurate on and as of the Effective Date and (ii) no event has occurred and is continuing or would result from the proposed borrowing, which constitutes an Event of Default or a Default.
          (d) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (e) The Lenders shall have received audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each of the last three fiscal years ending more than 90 days prior to the Effective Date (the “Audited Financial Statements”), and (ii) the Projections.
          (f) The financial statements referred to in clauses (i), and (ii) shall be prepared in accordance with GAAP.
          (g) The Administrative Agent (or its counsel) shall have received certified copies of the resolutions of the Board of Directors or the Executive Committee of the Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the Notes.
          (h) No event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to constitute a Material Adverse Change has occurred.

          (i) The Administrative Agent (or its counsel) shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, special US counsel to the Borrower, to the effect that (i) this Agreement constitutes and (when value shall have been given therefor) each Note will constitute a legal, valid and binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, subject to and limited by usual and customary qualifications, including the effect of (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the rights of creditors generally and (B) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (2) concepts of materiality, reasonableness, good faith and fair dealing and (ii) no authorization, consent or approval of any governmental body or agency of the State of New York or the United States of America which has not been obtained is required in connection with the execution, delivery and performance by the Borrower of this Agreement and the Notes.
In rendering such opinion, Akin Gump Strauss Hauer & Feld LLP may assume matters covered by other opinions delivered hereunder and may state that they have relied as to certain matters on information obtained from public officials and officers of the Borrower.
          (j) The Administrative Agent (or its counsel) shall have received a favorable opinion of an associate general counsel or the general counsel of the Borrower, to the effect that:
               (i) the Borrower is validly existing and in good standing under the laws of the State of Delaware;
               (ii) this Agreement has been duly authorized, executed and delivered by the Borrower and the Notes have been duly authorized, issued, executed and delivered by the Borrower;
               (iii) the Borrower is qualified to do business as a foreign corporation and is in good standing in the States of Kansas, Louisiana, Oklahoma and Texas;
               (iv) the execution, delivery and performance by the Borrower of this Agreement and the execution, issuance, delivery and performance of the Notes will not violate the restated certificate of incorporation or bylaws of the Borrower, each as in effect on the date of such opinion;
               (v) the execution, delivery and performance of this Agreement and the execution, issuance, delivery and performance by the Borrower of the Notes will not (A) violate any applicable provision of any applicable law or applicable order or (B) violate any provision of any indenture, loan agreement or other similar agreement or instrument known to such counsel (having made due inquiry with respect thereto) binding on the Borrower or affecting its property; and
               (vi) to the knowledge of such counsel (having made due inquiry with respect thereto), there is no proceeding pending or threatened before any court or administrative agency which, in the opinion of such counsel, will result in a final determination which would result in a Material Adverse Change.
In rendering such opinion, the associate general counsel or the general counsel of the Borrower shall opine only as to matters governed by the federal laws of the United States of America, the laws of the State of Texas and the DGCL. Such counsel may also state that he/she has relied on certificates of public officials, certificates of officers of the Borrower and other sources believed by him/her to be responsible.
The Lenders shall have received such documents and other instruments as are customary for transactions of this type or as they or their counsel may reasonably request.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.01 Events of Default. If one or more of the following events of default (“Events of Default”) shall occur and be continuing:
          (a) the Borrower shall default in any payment of principal of any Loan when and as the same shall become due and payable, or the Borrower shall default in any payment of interest on any Loan, or in the payment of any fees or other amounts, when and as the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;
          (b) any representation or warranty, or certification made by the Borrower herein or any statement or representation or certification made or deemed to be made pursuant to Article III or Article VI shall prove to have been incorrect in any material respect when made;
          (c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02(a) or Section 4.04 applicable to it or Article V required to be observed or performed by the Borrower;
          (d) the Borrower shall default in the performance of any other term, condition, covenant or agreement contained in this Agreement (except as set forth in Section 7.01(a) or Section 7.01(c)) required to be performed by it and such default shall continue unremedied for a period of thirty (30) days after written notice thereof, specifying such default and requiring it to be remedied, shall have been received by the Borrower from any Lender;
          (e) the Borrower shall default in the performance of any term, condition, covenant or agreement contained in the Public Indenture and such default shall have resulted in any of the Securities (as defined in the Public Indenture) being declared due and payable prior to the date on which such Securities would otherwise have become due and payable;
          (f) the Borrower or any Subsidiary shall (i) default in the payment of principal of any Indebtedness in an aggregate principal amount in excess of $100,000,000 (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created as and when the same shall become due and payable and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity, or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity;
          (g) the Borrower or any Significant Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law;
          (h) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Significant Subsidiary in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as the Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against the Borrower or such Significant Subsidiary;
          (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
          (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability which would have a material adverse effect on the business, assets, operations, prospects or conditions, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole; or
          (k) any Change of Control shall occur, then and in each and every case the Majority Lenders, by notice in writing to the Borrower, may declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 7.01(g) or (h) above, the Loans and any other amounts payable hereunder shall forthwith be due and payable.

ARTICLE VIII
THE AGENTS
     Section 8.01 Powers. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and the other Loan Documents. The Administrative Agent shall have and may exercise such powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement have a fiduciary relationship with any Lender.
     Section 8.02 Exculpatory Provisions. Neither any Agent nor any of their respective directors, officers, agents, employees or affiliates shall be (i) liable for any action taken or omitted to be taken by any of them hereunder or under any agreement executed and delivered pursuant to the terms hereof or in connection herewith or therewith except for their own gross negligence or willful misconduct, or (ii) responsible to the Lenders for any recitals, statements, warranties or representations herein or under any agreement, certificate or other document referred to or provide for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any Subsidiary a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary.
     Section 8.03 Right to Indemnity. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any agreement executed and delivered pursuant to the terms hereof unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by the Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. The Lenders agree to indemnify the Administrative Agent in its capacity as such, to the extent not reimbursed by the Borrower under this Agreement, pro rata according to each Lender’s Applicable Percentage for any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent as agent in any way relating to or arising out of this Agreement, the Notes, the Transactions or any other documents contemplated by or referred to herein (including the costs and expenses which the Borrower is obligated to pay under this Agreement but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided no such liability, obligation, damage, penalty, action, judgment, suit, cost, expense or disbursement results from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that, in the event the Administrative Agent receives indemnification from the Lenders hereunder with respect to costs and expenses which the Borrower is obligated to pay under this Agreement, the Administrative Agent shall remit to the Lenders the amount of such costs and expenses to the extent subsequently paid by the Borrower, such remittance to be in accordance with the proportionate amount of the indemnification made by each respective Lender.
     Section 8.04 Delegation of Duties. The Administrative Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agent or attorney-in-fact selected by it with reasonable care.
     Section 8.05 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or, in the case of counsel to or auditors of the accounts of the Borrower, the Borrower. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     Section 8.06 Rights as a Lender. With respect to its Commitment and the Loans made by it, each Agent shall have the same rights and powers hereunder and under any agreement executed and delivered pursuant to the terms hereof as any Lender and may exercise the same as though it were not an Agent and the term "Lender” or “Lenders” shall, unless the context otherwise indicates, include each Agent in its capacity as a Lender hereunder and thereunder. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower, the Subsidiaries and their respective Affiliates as if it were not an Agent.
     Section 8.07 Non-Reliance on Agents or other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or on any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to make each Loan to be made by such Lender hereunder and enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or its Subsidiaries or which may at any time come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 8.08 Events of Default. If the Administrative Agent receives actual knowledge of an Event of Default hereunder, it shall promptly inform the Lenders thereof. The Administrative Agent shall not be deemed to have actual knowledge of an Event of Default hereunder until it shall have received a written notice from the Borrower or any Lender referring to this Agreement, describing such Event of Default and stating that such notice is a “Notice of Default.”
     Section 8.09 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent hereunder.
     Section 8.10 Co-Advisors; Joint-Lead Arrangers and Co-Syndication Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on any Persons named on the cover of this Agreement or elsewhere in this Agreement as Co-Advisors, Joint-Lead Arrangers or Co-Syndication Agents, other than those applicable to all Lenders as such.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Assistant Treasurer, Telecopy No. (832) 636-5029; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380.
          (b) if to the Administrative Agent, to UBS AG, Stamford Branch, Loan and Agency Services Group, 677 Washington Boulevard, Stamford, CT 06901, Attention of Christopher M. Aitken, Phone No.: (203) 719-3845, Facsimile No.: (203) 719-4176.
          (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 9.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders provided herein are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Event of Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive any principal amount owing hereunder or reduce the rate of interest thereon or fee payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or mandatory prepayment of any principal amount owing hereunder, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.13(a) or Section 2.13(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 6.01, without the consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
     Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication (prior to the date hereof) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions (including the Transactions) contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding anything to the contrary, the Borrower shall not have any obligation to pay the fees or expenses of any Lender or the Administrative Agent in connection with any assignment of, or the grant of any participation in, any rights of a Lender under or in connection with this Agreement; provided that the provisions of this sentence shall not apply to any Lender substituted for a Defaulting Lender pursuant to Section 9.13(b) and (c).
          (b) The Borrower shall indemnify the Administrative Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery (but not the negotiation or preparation) of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any Subsidiary, or any environmental liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses either (i) did not result directly or indirectly from the action or inaction of the Borrower or any Subsidiary, or (ii) resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnitee.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
          (d) All amounts due under this Section shall be payable promptly after written demand therefor together with a copy of the invoice(s) or other documentation setting forth in reasonable detail the amount demanded and the matter(s) to which it relates.
     Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder except as provided in Section 5.03 or with the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Each Lender may assign to one or more lenders or other entities (upon consultation with the Borrower) all or a portion of its rights and obligations under this Agreement and its Note subject to the conditions set forth in (b) below. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or an Affiliate of a Lender.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (g), (h) or (i) has occurred and is continuing;

                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and, unless each of the Borrower and the Administrative Agent otherwise consent, shall result in the assigning Lender having no less than $10,000,000 in Commitments and Loans after giving effect to such assignment;
                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
                    (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.16, Section 2.22 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City or Stamford, Connecticut, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section and upon satisfaction of the additional conditions set forth in paragraph (b)(ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and in the case of the Commitment, record the information contained therein in the Register maintained at the New York office of the Administrative Agent.

No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.16 and Section 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Notwithstanding anything to the contrary, unless otherwise contractually agreed, no Participant shall be entitled to the benefits of Section 9.08 as though it were a Lender.
               (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) and Section 2.16(g) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and to a trustee for the benefit of holders of debt securities issued by such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.14, Section 2.16, Section 2.22, Section 9.03, this Section 9.05, and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other provision hereof.
     Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.08 Right of Setoff. If (a) an Event of Default shall have occurred and be continuing, and (b) the principal of the Loans has been accelerated each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Upon the exercise by a Lender of its rights under this Section, such Lender shall notify the Administrative Agent and the Borrower thereof.

     Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other Agents or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction. Each party to this Agreement hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 9.12 Confidentiality. The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a reason to use such Information in connection with the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to use the Information solely for the purpose of such administration), (b) to the extent requested by any regulatory authority or any self-regulatory body having authority to regulate or oversee any aspect of any Lender’s (or any Affiliate of such Lender) business or property, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any counterparty (or its advisor) to any swap, securitization, or derivative transaction referencing or involving any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.13 Termination and Substitution of Lender.
          (a) If (i) the obligation of any Lender to make Eurodollar Loans or continue Loans as Eurodollar Loans has been suspended pursuant to Section 2.15, (ii) any Lender has demanded compensation under Section 2.14 or Section 2.16, or (iii) any Lender has voted against an amendment, modification or waiver of any provision of this Agreement proposed by the Borrower, which proposed amendment, modification or waiver (x) was approved by the Majority Lenders but (y) required the approval of a greater percentage of Lenders than the Majority Lenders and did not get approval, the Borrower may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts payable hereunder to such Lender accrued to the date of prepayment, and concurrently therewith terminate this Agreement with respect to such Lender by giving notice of such termination to the Administrative Agent and such Lender.
          (b) If any Lender shall become a Defaulting Lender, the Borrower may, in its sole discretion and without prejudice to any right or remedy that the Borrower may have against such Defaulting Lender with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, upon notice to such Defaulting Lender, the Administrative Agent, (i) if at such time there are no Loans owed to such Defaulting Lender outstanding, terminate this Agreement with respect to such Defaulting Lender, or (ii) if at such time such Defaulting Lender shall have any Commitment or Loans outstanding, either (A) terminate any Commitment of such Lender in excess (any such excess being the “Excess Commitment”) of such outstanding Loan or Loans and leave the outstanding Loan or Loans of such Defaulting Lender in place for payment or satisfaction in the ordinary course in accordance with the other provisions of this Agreement (in which case the total Commitments hereunder shall be immediately reduced by the amount of such Defaulting Lender’s Excess Commitment and thereafter reduced as such Loan or Loans is or are paid) or (B) subject to obtaining a substitute lender or lenders to assume the Commitment of such Defaulting Lender pursuant to subsection (c) below, terminate this Agreement with respect to such Defaulting Lender and prepay in full the outstanding Loans of such Defaulting Lender together with accrued interest to the date of prepayment, provided that the provisions of Section 2.22 shall not apply to any such prepayment.
          (c) If the Borrower elects to terminate this Agreement with respect to any Lender under Section 9.13(b)(ii)(B), the Borrower shall cooperate in good faith with the Administrative Agent to seek a mutually satisfactory substitute lender or lenders (which may be one or more of the Lenders) to assume the Commitment of such relevant Lender and until a substitute lender (or lenders) has been found and documents reasonably acceptable to each of the substitute lender or lenders, the Administrative Agent and the Borrower have been executed to provide for the assignment of the rights and obligations of the Defaulting Lender to the substitute lender or lenders in accordance with Section 9.04, the total Commitments hereunder shall be reduced by an amount equal to such terminated Lender’s Commitment.
     Section 9.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrower and such Subsidiaries in accordance with the USA Patriot Act.
[SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:	ANADARKO PETROLEUM CORPORATION

	By:	/s/ Robert Gwin

Robert G. Gwin
Vice President and Treasurer
[Signature Page — Anadarko Term Loan Agreement]

AGENTS:	UBS AG, STAMFORD BRANCH
as Administrative Agent

	By:	/s/ David B. Julie
David B. Julie
Associate Director

	By:	/s/ Irja R. Otsa
Irja R. Otsa
Associate Director
[Signature Page — Anadarko Term Loan Agreement]

AGENTS:	CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, as Co-Syndication Agent

	By:	/s/ James Moran
	Name:	James Moran
	Title:	Managing Director

	By: Name:	/s/ Napur Kumar Nupur Kumar
	Title:	Associate
[Signature Page — Anadarko Term Loan Agreement]

AGENTS:	CITICORP NORTH AMERICA, INC., as Co-
Syndication Agent

	By: Name:	/s/ Amy Pincu AMY PINCU
	Title:	Director
Citicorp North America, Inc.
713/654-2820
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	UBS LOAN FINANCE LLC, as a Lender

	By:	/s/ David B. Julie
David B. Julie
Associate Director

	By:	/s/ Irja R. Otsa
Irja R. Otsa
Associate Director
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	Credit Suisse, Cayman Islands Branch

	By: Name:	/s/ James Moran James Moran
	Title:	Managing Director

	By: Name:	/s/ Nupur Kumar Nupur Kumar
	Title:	Associate
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	CITICORP NORTH AMERICA, INC., as a Lender

	By: Name:	/s/ Amy Pincu AMY PINCU
	Title:	Director
Citicorp North America, Inc.
713/654-2820
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	GOLDMAN SACHS CREDIT PARTNERS L.P.

	By: Name:	/s/ Bruce H. Mendelsohn BRUCE H. MENDELSOHN
	TITLE	AUTHORIZED SIGNATORY
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	By: Name:	/s/ Scott Donaldson R. Scott Donaldson
	Title:	Director

	By: Name:	/s/ Aamir Khan M. Aamir Khan
	Title	Assistant Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	BMO CAPITAL MARKETS FINANCING, INC.

	By: Name:	/s/ James V. Ducote James V. Ducote
	Title:	Director
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	BNP PARIBAS

	By: Name: Title	/s/ Gabe Ellisor Gabe Ellisor Director

	By: Name:	/s/ Robert Long Robert Long
	Title:	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	BANK OF AMERICA, N.A.

	By: Name:	/s/ Gabe Gomez Gabe Gomez
	Title:	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

	By: Name:	/s/ Kelton Glasscock Kelton Glasscock
	Title	Vice President & Manager

	By: Name:	/s/ Jay Fort Jay Fort
	Title:	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH

	By: Name:	/s/ Marcus Tarkington Marcus Tarkington
	Title	Director

	By: Name:	/s/ Rainer Meier Rainer Meier
	Title:	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	MORGAN STANLEY BANK

	By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title	Authorized Signatory
Morgan Stanley Bank
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	The Royal Bank of Scotland plc

	By: Name:	/s/ David Slye David Slye
	Title	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By: Name:	/s/ Paul Pritchett Paul Pritchett
	Title	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	Calyon New York Branch

	By: Name: Title	/s/ Michael Willis Michael Willis Director

	By: Name:	/s/ Darrell Stanley Darrell Stanley
	Title:	Managing Director
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	SOCIÉTÉ GÉNÉRALE

	By: Name:	/s/ Andrew S. Green Andrew S. Green
	Title	Director
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	The Bank of Nova Scotia

	By:	/s/ Gregory E. George
	Name:	Gregory E. George
	Title	Managing Director
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	DNB NOR BANK ASA

	By:	/s/Philip F. Kurpiewsi
	Name:	PHILIP F. KURPIEWSI
	Title	SENIOR VICE PRESIDENT

	By:	/s/ Sanjiv Nayar

	Name:	SANJIV NAYAR
	Title:	SENIOR VICE PRESIDENT
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	THE BANK OF NEW YORK

	By:	/s/ John-Paul Marotta
	Name:	JOHN-PAUL MAROTTA
	Title	MANAGING DIRECTOR
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	Royal Bank of Canada

	By:	/s/ Scott Gildea
	Name:	Scott Gildea
	Title	Authorized Signatory
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	Wells Fargo Bank, N.A.

	By:	/s/ William S. Rogers
	Name:	William S. Rogers
	Title	Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	BANCO BILBOA VIZACAYA ARGENTARIA, S.A.

	By:	/s/ Hector Villegas
	Name:	Hector Villegas
	Title	Vice President

	By:	/s/ Jay Levit
	Name:	JAY LEVIT
	Title:	VICE PRESIDENT GLOBAL CORPORATE BANKING
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH

	By:	/s/ William W. Hunter
	Name:	William W. Hunter
	Title	Director

	By:	/s/ Shannon Batchman
	Name:	Shannon Batchman
	Title:	Director
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	MELLON BANK, N.A.

	By:	/s/ Richard A. Matthews
	Name:	Richard A. Matthews
	Title	Senior Vice President
[Signature Page — Anadarko Term Loan Agreement]

LENDER:	ARAB BANKING CORPORATION (B.S.C), acting
through its New York branch as Lender

	By:	/s/ Thomas J. Cahalane
	Name:	Thomas J. Cahalane
	Title	Assistant General Manager

	By:	/s/ Rami El-Rifai
	Name:	Rami El-Rifai
	Title:	Vice President
[Signature Page — Anadarko Term Loan Agreement]

ANNEX I
LIST OF COMMITMENTS

Amount of
Lenders	Commitment ($)
UBS Loan Finance LLC	655,000,000.00
Credit Suisse, Cayman Islands Branch	655,000,000.00
Citicorp North America, Inc.	655,000,000.00
Goldman Sach Credit Partners L.P.	655,000,000.00
ABN AMRO Bank, N.V.	435,000,000.00
BMO Capital Markets	435,000,000.00
BNP Paribas	435,000,000.00
Bank of America, N.A.	435,000,000.00
Bank of Tokyo-Mitsubishi UFJ	435,000,000.00
Deutsche Bank AG	435,000,000.00
Morgan Stanley	435,000,000.00
The Royal Bank of Scotland plc	435,000,000.00
Wachovia Bank, National Association	435,000,000.00
Calyon – Credit Agricole Group	255,000,000.00
Societe Generale	255,000,000.00
The Bank of Nova Scotia	255,000,000.00
Annex I

Amount of
Lenders	Commitment ($)
DnB NOR Bank ASA	255,000,000.00
The Bank of New York	80,000,000.00
Royal Bank of Canada	80,000,000.00
Wells Fargo Bank, N.A.	80,000,000.00
BBVA, S.A.	75,000,000.00
Bayerische Hypo-un Vereinsbank AG	75,000,000.00
Mellon Bank, N.A.	30,000,000.00
Arab Banking Corporation (B.S.C.)	25,000,000.00
Totals	8,000,000,000.00
Annex I

SCHEDULE I
PRICING SCHEDULE
     The “Eurodollar Margin” for any day will be based on the pricing grid set forth below in the applicable row and column corresponding to the ratings that exist on such day.
Applicable Margin

Eurodollar
Ratings	Margin
≥AA-/Aa3 or better	17.5 bps
A+/A1	20.0 bps
A/A2	25.0 bps
A-/A3	30.0 bps
BBB+/Baa1	35.0 bps
BBB/Baa2	45.0 bps
BBB-/Baa3	65.0 bps
<BBB-/Baa3	80.0 bps
     Ratings in the above pricing grid relate to Borrower’s senior unsecured non-credit enhanced publicly held indebtedness (the “Index Debt”). For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating of <BBB- or <Baa3, as applicable; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, each rate specified above (the “Applicable Rate”) shall be based on the higher of the two ratings unless one of the ratings is two or more Categories lower than the other, in which case the Eurodollar Margin shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Eurodollar Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease
Schedule I — Pricing Schedule

to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Eurodollar Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
Schedule I — Pricing Schedule

SCHEDULE II
SIGNIFICANT SUBSIDIARIES
Anadarko Algeria Company, LLC, a Delaware limited liability company
Anadarko E&P Company LP, a Delaware limited partnership
Kerr-McGee Corporation, a Delaware corporation
KM Denmark Overseas ApS, a Denmark corporation
Kerr-McGee (Nevada) LLC, a Nevada limited liability company
Kerr-McGee Oil & Gas Corporation, a Delaware corporation
Kerr-McGee Oil & Gas Onshore LP, a Delaware limited partnership
Kerr-McGee Worldwide Corporation, a Delaware corporation
KM Global Ltd., a Delaware corporation
KM Investment Corporation, a Nevada corporation
Lance Oil & Gas Company Inc., a Delaware corporation
MIGC, Inc., a Delaware corporation
Western Gas Resources, Inc., a Delaware corporation
Western Gas Resources – Sand Wash, Inc., a Colorado corporation
Western Gas Resources – Texas, Inc., a Texas corporation
Western Gas Resources – Westana, Inc., a Delaware corporation
Western Gas Wyoming, L.L.C., a Wyoming limited liability company
Schedule II — Significant Subsidiaries

EXHIBIT A
FORM OF NOTE
                    , 20
     For value received, ANADARKO PETROLEUM CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), promises to pay to                      (the “Lender”) or its registered assigns at the account of the Administrative Agent specified in Section 2.12(a) of the $8.0 Billion Term Loan Agreement, dated as of April 10, 2007, among the Borrower, the Lender, the several other banks party thereto, UBS AG, Stamford Branch, as Administrative Agent and the other agents named therein (as may be amended, supplemented or modified from time to time hereafter, the “Agreement;” terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America the principal amount of                     *                     DOLLARS ($                    *___) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the undersigned pursuant to Section 2.01 of the Agreement. The undersigned further agrees to pay interest at said account, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof at the rates specified in Section 2.10 of the Agreement. Such interest shall be payable on the dates specified in Section 2.10 of the Agreement. The date, Type, Interest Period and amount of each Loan made by the Lender pursuant to Section 2.01 of the Agreement, each conversion of all or a portion thereof to another Type and the date and amount of each payment of principal with respect thereto shall be endorsed by the holder of this Note on Schedule A annexed hereto, which holder may add additional pages to such Schedule. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower hereunder or the validity of any payment hereof made by the Borrower.
     This Note is one of the Notes referred to in the Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.
     Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ANADARKO PETROLEUM CORPORATION
By:
Name:
Title:

*	Insert amount of Lender’s Commitment
Exhibit A
Form of Note

SCHEDULE A
LOANS AND REPAYMENTS

Amount of
	Amount of	Type of	Interest	Principal	Notation
Date	Loan	Loan	Rate	Repaid	Made by

Exhibit A
Form of Note

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ASSUMPTION
     Reference is made to the $8.0 Billion Term Loan Agreement dated as of April 10, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among Anadarko Petroleum Corporation, the Lenders named therein, UBS AG, Stamford Branch, as Administrative Agent and the other agents named therein. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named as such below hereby sells and assigns, without recourse, to the Assignee named as such on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights, and be released from its obligations under the Credit Agreement arising thereafter.
     This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.16(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b)(ii)(C) of the Credit Agreement.
     This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
(“Assignor”)
Legal Name of Assignee:
(“Assignee”)
Exhibit B
Form of Assignment and Assumption

Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):
Exhibit B
Form of Assignment and Assumption

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	%
Loans:
     The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

Exhibit B
Form of Assignment and Assumption

The undersigned hereby consent to the within assignment:1

Anadarko Petroleum Corporation, as Borrower
By:
Name:
Title:

UBS AG, Stamford Branch, as Administrative Agent
By:
Name:
Title:

[1]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
Exhibit B
Form of Assignment and Assumption